Exhibit 11 - Computation of Earnings Per Share

                                                            Years Ended
                                                            December 31,
Primary:                                               1996             1995
                                                   -----------------------------
Weighted average shares outstanding                 4,467,350          4,342,883
Net effect of dilutive stock
   options - based on the
   treasury stock method using
   average market price                               217,263            170,473
                                                   -----------------------------
Totals                                              4,684,613         4,513,355

Pro Forma Net Income                               $1,593,779         $1,142,635
                                                   -----------------------------
Per share Amount                                   $     0.34         $     0.25
                                                   =============================


Fully Diluted:
Weighted average shares outstanding                 4,467,350          4,342,883
Net effect of dilutive stock
   options - based on the
   treasury stock method using
   the higher of the average
   or the closing price                                217,263           195,651
                                                   -----------------------------
Totals                                              4,684,613          4,538,534

Pro Forma Net Income                               $1,593,779         $1,142,635
                                                   -----------------------------
Per share Amount                                   $     0.34         $     0.25
                                                   =============================


All shares outstanding have been restated to give effect to the 5-for-4 stock splits declared during September 1995 and June 1996.